                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of

            the Securities Exchange Act of 1934 (Amendment No. 1)


    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           IGEN INTERNATIONAL, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            IGEN INTERNATIONAL, INC.
                             16020 INDUSTRIAL DRIVE
                          GAITHERSBURG, MARYLAND 20877

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 2000

To The Stockholders of IGEN International, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of IGEN International, Inc., a Delaware corporation (the "Company"), will be held on September 14, 2000 at 10:00 a.m. local time at The Four Seasons Hotel, 2800 Pennsylvania Avenue, NW, Washington, D.C. 20007 for the following purposes:

           1. To elect two directors for a three-year term (Proposal One).

           2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on July 24, 2000, as the record date for the Annual Meeting. Only holders of the Company's common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at 16020 Industrial Drive, Gaithersburg, Maryland, 20877 from September 1, 2000 through September 13, 2000.

                                       By Order of the Board of Directors


                                       George V. Migausky
                                       SECRETARY

Gaithersburg, Maryland
July 31, 2000

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            IGEN INTERNATIONAL, INC.
                             16020 INDUSTRIAL DRIVE
                          GAITHERSBURG, MARYLAND 20877


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 2000


                             INTRODUCTORY STATEMENT

     This Proxy Statement is being furnished to the stockholders of IGEN International, Inc., a Delaware corporation (the "Company"), as part of the solicitation of the enclosed proxy by its board of directors (the "Board of Directors" or "Board") from holders of the outstanding shares of the Company's common stock, par value $0.001 per share ("Common Stock"), for use at the Annual Meeting of Stockholders to be held on September 14, 2000, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Four Seasons Hotel, 2800 Pennsylvania Avenue, N.W., Washington, D.C. 20007. The Company intends to mail this Proxy Statement, the accompanying proxy card and the Company's Annual Report for the fiscal year ending March 31, 2000 on or about August 10, 2000, to all stockholders entitled to vote at the Annual Meeting.


                SOLICITATION, VOTING, AND REVOCABILITY OF PROXIES

VOTING

     Each outstanding share of Common Stock is entitled to one vote on all matters as to which a vote is taken at the Annual Meeting. The Board of Directors has fixed the record date as July 24, 2000 (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Annual Meeting. The number of shares of Common Stock outstanding on the Record Date was 15,802,865. The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum but are not counted for any purpose in determining whether a matter is approved. Directors are elected (Proposal One) by a plurality of the votes of shares present (in person or by proxy) and entitled to vote.

     At the Annual Meeting, stockholder votes will be tabulated by one or more persons appointed to act as inspectors of election. The inspectors of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     All proxies in the enclosed form of proxy that are properly executed and returned to the Company prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ALL PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke such proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 16020 Industrial Drive, Gaithersburg, Maryland 20877, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.
Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SOLICITATION


     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company retained the services of Georgeson Shareholders Communications, a proxy solicitation firm, at a fee of $12,000 plus reimbursement of expenses, to assist in the solicitation process.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

      The Board of Directors consists of six directors divided into three classes designated as Class I, Class II and Class III, respectively. The term of office of the Class I directors will expire at the Annual Meeting and Class I directors will be elected for a three-year term. The terms of office of the Class II directors and Class III directors will expire at the annual meetings of stockholders in 2001 and 2002, respectively, and their successors will be elected for a three-year term. The nominees listed below are currently directors of the Company.

     It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as director of the persons named below as nominees, if authority to do so is not withheld. The Company's management believes that each nominee will stand for election and will serve if elected as director. However, if a person nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person or persons as the Company's management may propose.

     The two candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company. Proxies may not be voted for a greater number of persons than the number of nominees named.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF THE NAMED NOMINEES

INFORMATION AS TO THE NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth, as of July 24, 2000, the names and certain other information regarding the nominees for election as director and those directors who will continue to serve after the Annual Meeting.



                                           DIRECTOR    EXPIRATION
NOMINEES FOR A THREE-YEAR TERM      AGE     SINCE      OF TERM         POSITIONS HELD WITH THE COMPANY
------------------------------      ---     -----      -------         -------------------------------
Robert Salsmans(1)(2)                55     1995        2003              Director
Anthony Rees(1)                      56     2000        2003              Director

CONTINUING DIRECTORS
Richard J. Massey, Ph.D.             54     1990        2001              President, Chief Operating Officer
                                                                          and Director
Joop Sistermans(1)(2)                57     1999        2001              Director
Richard Cass                         54     2000        2002              Director
Samuel J. Wohlstadter                58     1982        2002              Chairman, Chief Executive Officer
                                                                          and Director

------------------
(1)  Member of Audit Committee.
(2)  Member of Compensation Committee.

Set forth below is certain biographical information regarding the directors of the Company.


NOMINEES FOR A THREE-YEAR TERM

     ROBERT R. SALSMANS has served as President and Chief Executive Officer of Organon Teknika B.V., a business unit that is part of the Pharma group of Akzo Nobel N.V., a holding company with high technology operating units in the biotechnology, medical, and pharmaceutical industries, in the Netherlands, since September 1994. From October 1993 through August 1994, Mr. Salsmans served as Managing Director of Organon Teknika B.V. and from 1990 through September 1993, he served as Managing Director of Organon International B.V.

     ANTHONY REES, D. Phil. is Director of Science at Synt:em, a French biotechnology company, a position he has held since January 2000. During 1999 he served as a non-executive Director of Synt:em. Dr. Rees has held academic positions at the University of Oxford (1980-90) and the University of Bath, Great Britain, including Professorial Research Fellow since January 2000 and from 1990 to 1997 he served as Head of the Biochemistry Department. Since 1987 Dr. Rees has been Executive Editor of the journal PROTEIN ENGINEERING. In 1989 Dr. Rees co-founded Oxford Molecular PLC, a British software company. While on sabbatical from Oxford University from 1989 to 1990, Dr. Rees was Vice President of Research at IGEN. Dr. Rees received his doctoral degree from Oxford University.

CONTINUING DIRECTORS

CLASS II (TERM EXPIRES 2001)

     RICHARD J. MASSEY, Ph.D. is a founder of the Company, has been President and Chief Operating Officer of the Company since February 1992, and served as Senior Vice President of the Company from 1985 to 1992. From 1981 until he joined IGEN in 1983, Dr. Massey was a faculty member in the Microbiology and Immunology Department at Rush Medical Center in Chicago. Prior to that, he was Senior Research Scientist at the National Cancer Institute, Frederick Cancer Research Center.

     JOOP SISTERMANS currently serves as an Executive Vice President of Origin International B.V., a member company of the Philips Electronics Group of Companies, based in Eindhoven, Netherlands. Prior to joining Origin in 1999, Mr. Sistermans was employed by Akzo Nobel for 25 years, most recently as Executive Vice President and member of the Executive Council responsible for Strategy and Technology. Mr. Sistermans previously served on the Board of Directors of the Company from 1993 to 1995 while in the position of President and Chief Executive Officer of Akzo Nobel's Organon Teknika business unit. Mr. Sistermans is a Director of United Biomedical, Inc (biopharmaceutical company developing therapeutic and diagnostic products), is Chairman, Supervisory Board of Thuiszorg Kempenstreek (Netherlands), a public organization for homecare, and serves on the Advisory Committee Economy, Ecology and Technology, for the Dutch Ministry of Economic Affairs. Mr. Sistermans also is Vice Chairman Fifth Framework Programme External Advisory Group for the European Commission for Innovative Products, Processes and Organizations and is a Supervisory Board member for the University of Twente.

CLASS III (TERM EXPIRES 2002)

      RICHARD W. CASS has been a partner with the law firm of Wilmer, Cutler & Pickering since 1979 and is a member of his firm's Management Committee and co-chairman of its Corporate Practice Group. He specializes in corporate and securities law and represents companies and entrepreneurs in acquisitions, dispositions, joint ventures, and public securities offerings. Mr. Cass received his bachelor's degree from Princeton University and his law degree from Yale University.

      SAMUEL J. WOHLSTADTER is a founder of the Company and has been Chairman of the Board and Chief Executive Officer since its formation in 1982. Mr. Wohlstadter has been a venture capitalist for more than 25 years and has experience in founding, supporting and managing high technology companies, including Amgen Inc., a biopharmaceutical company, and Applied Biosystems, Inc., a medical and biological research products company. Mr. Wohlstadter is also Chief Executive Officer of Hyperion Catalysis International, an advanced materials company, which he founded in 1981; of Pro-Neuron, Inc., a drug discovery company, which he founded in 1985; of Proteinix Corporation, a development stage company organized to conduct research in intracellular metabolic processes, which he founded in 1988; and of Pro-Virus, Inc., a drug discovery company, which commenced operations in 1994.

CORPORATE GOVERNANCE AND OTHER MATTERS

     The Board of Directors acts as nominating committee for selecting nominees for election as directors. The Company's Bylaws permit stockholders eligible to vote for the election of directors at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of the Company. The Bylaws also permit stockholders to propose other business brought before an annual meeting, provided that such proposals are made pursuant to timely notice to the Secretary of the Company. To be timely, notice must be received at the principal executive offices of the Company no later than the date designated for receipt of stockholder proposals. See "Stockholder Proposals".

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee. The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and to discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee met twice during the fiscal year ended March 31, 2000 and all members of the Audit Committee attended both meetings.

     In April 2000, the Board of Directors adopted a new Audit Committee Charter that complies with the new standards set forth in Securities and Exchange Commission regulations and the Nasdaq Stock Market's independent director and Audit Committee listing standards. These changes require, in part, that all companies listed on Nasdaq certify that they have adopted a formal written Audit Committee charter and will review and assess the adequacy of the charter on an annual basis. As part of the Company's program to implement these new rules, the Board of Directors increased the size of the Audit Committee to three members. The Company's Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     The Compensation Committee makes recommendations concerning executive salaries and incentive compensation, awards stock options to executive officers under the Company's stock option plans and otherwise determines executive compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 2000, the Compensation Committee was composed of two former non-employee directors: Messrs. Edward Lurier and William O'Neill. The Compensation Committee did not meet during the fiscal year ended March 31, 2000.

     During the fiscal year ended March 31, 2000 the Board of Directors held seven meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which they served except Mr. Salsmans who attended 71% of such meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Lurier and O'Neill served as the Compensation Committee for the fiscal year ended March 31, 2000. Commencing July 2000, the Compensation Committee consisted of Messrs. Salsmans and Sistermans. All members of the Compensation Committee have been and are outside directors and no director or executive officer of the Company serves on the compensation committee of the board of directors of any company for which Messrs. Lurier, O'Neill, Salsmans or Sistermans serves as an executive officer or director.

COMPENSATION OF DIRECTORS

     Effective April 25, 1994, each non-employee director of the Company receives a per meeting attendance fee of $1,000. In the fiscal year ended March 31, 2000, the total compensation paid to non-employee directors (all directors except Mr. Wohlstadter and Dr. Massey) was $8,000. In accordance with Company policy, all members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings.

     Under the Company's 1994 Non-Employee Directors' Stock Option Plan, each non-employee director of the Company is automatically granted an option to purchase 10,000 shares of the Company's common stock effective on the date of such director's election or appointment to the Board. The options have an exercise price set at 100% of the fair market value on the date of grant, have a ten year term, and vest over a period of five years with one-fifth of the option becoming exercisable one year from the date of grant and an additional one-twentieth becoming exercisable every three months thereafter. Such vesting is conditioned upon continued service as a director of the Company. Set forth below is a table of options granted to and held by the non-employee directors as of the Record Date under this plan.

                     OPTION GRANTS TO NON-EMPLOYEE DIRECTORS



                          NUMBER OF SHARES
                         UNDERLYING OPTIONS   NUMBER OF SHARES    EXERCISE OR BASE
NAME                          GRANTED              VESTED           PRICE ($/SH)            EXPIRATION DATE
----                          -------              ------             ------                ---------------
Richard W. Cass                10,000                --               $15.69                   June 2010
Anthony R. Rees                10,000                --               $15.69                   June 2010
Robert R. Salsmans             10,000              10,000              $6.25                  August 2005
Joop Sistermans                10,000                --               $24.69                 September 2009

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of July 24, 2000 (except as otherwise footnoted below), certain information regarding the ownership of the Company's Common Stock of: (i) each current director; (ii) each nominee for director;
(iii) each of the Named Executive Officers (see Executive Compensation); and
(iv) all executive officers and directors of the Company as a group. As of July 24, 2000, none of the individuals identified in the foregoing sentence owned any of the Company's Series B Convertible Preferred Stock. The table also sets forth, as of July 24, 2000 (except as otherwise footnoted below), certain information regarding the ownership of the Company's Common Stock by all those known by the Company to be beneficial owners of more than five percent (5%) of its outstanding Common Stock.


TITLE OF CLASS(1)   NAME                                                              NUMBER OF   PERCENT
                                                                                      SHARES      OF TOTAL

Common Stock        Samuel J. and Nadine Wohlstadter (2)                              4,396,437     26.9%
                           c/o IGEN International, Inc.
                           16020 Industrial Drive
                           Gaithersburg, MD 20877
Common Stock        Richard J. Massey, Ph.D.(3)                                       1,316,500      8.2%
                           c/o IGEN International, Inc.
                           16020 Industrial Drive
                           Gaithersburg, MD 20877
Common Stock        White Rock Capital Management, L.P.(4)                            1,000,349      6.2%
                          3131 Turtle Creek Boulevard
                          Dallas, TX 75219
Common Stock        George V. Migausky(5)                                               207,500      1.3%
Common Stock        Robert R. Salsmans(6)                                                10,000        *
Common Stock        Joop Sistermans(7)                                                    2,000        *
Common Stock        Richard Cass                                                              0        *
Common Stock        Anthony Rees                                                          3,100        *
Common Stock        All directors and executive officers as a group(8)(7 persons)     5,935,537     37.6%

------------------
*  Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the notes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.


(2) Includes 55,000 shares that were issued under an early exercise feature in certain options granted to Mr. Wohlstadter, subject to a limited repurchase right in favor of the Company at the option exercise price. Also includes 567,500 shares issuable upon exercise of options held by Mr. Wohlstadter that are currently exercisable or exercisable within sixty days. Does not include 128,100 shares held by Mr. Wohlstadter's adult children. Also excludes 171,000 shares issuable upon exercise of an option held by Jacob Wohlstadter, the adult son of Mr. Wohlstadter, that is currently exercisable or exercisable within sixty days. See "Certain Transactions".

(3) Includes 359,500 shares issuable upon exercise of options held by Dr. Massey that are currently exercisable or exercisable within sixty days. Also includes 44,000 shares that were issued under an early exercise feature in an option granted to Dr. Massey, subject to a limited repurchase right in favor of the Company at the option exercise price.

(4) Based on information contained in the Schedule 13G filed with the Securities and Exchange Commission on July 10, 2000. Also included in the group covered by this filing are (i) White Rock Capital Partners, L.P. with beneficial ownership of 254,133 shares, (ii) White Rock Capital, Inc. with beneficial ownership of 1,000,349 shares, (iii) Thomas U. Barton with beneficial ownership of 1,000,349 shares, and (iv) Joseph U. Barton with beneficial ownership of 1,005,349 shares. The filing discloses that (a) White Rock Capital Partners LP has sole voting and dispositive power over 254,133 shares (which assumes the conversion of 1,000 shares of Series B Convertible Preferred Stock into 71,633 shares of common stock); (b) White Rock Capital Management, LP has sole voting and dispositive power over 6,000 shares and shared voting and dispositive power over 994,349 shares (which assumes the conversion of 4,500 shares of Series B Convertible Preferred Stock into 322,349 shares of common stock); (c) White Rock Capital, Inc. and Thomas U. Barton each has shared voting and dispositive power over 1,000,349 shares (which assumes the conversion of 4,500 shares of Series B Convertible Preferred Stock into 322,349 shares of common stock); and (d) Joseph U. Barton has sole voting and dispositive power over 5,000 shares and shared voting and dispositive power over 1,000,349 shares (which assumes the conversion of 4,500 shares of Series B Convertible Preferred Stock into 322,349 shares of common stock).

(5) Includes 20,000 shares held by Mr. Migausky's minor children and excludes 10,000 shares held by Mr. Migausky's adult child. Also includes 158,500 shares issuable upon exercise of options held by Mr. Migausky that are currently exercisable or exercisable within sixty days.

(6) Includes 10,000 shares issuable upon exercise of an option held by Mr. Salsmans that is currently exercisable or exercisable within sixty days.

(7) Includes 2,000 shares issuable upon exercise of an option held by Mr. Sistermans that is exercisable within sixty days.

(8) Includes 1,097,500 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on the Company's records and other information, the Company believes that its current directors and officers reported all transactions in the Company's common stock and options on a timely basis during the fiscal year ended March 31, 2000, except that (1) Joop Sistermans did not timely file (a) one Form 3 reporting his appointment to the Board of Directors on September 15, 1999 such report having been filed on December 8, 1999; and (b) one Form 5 reporting the automatic grant of an option for 10,000 shares of common stock under the Company's Non-Employee Directors' Stock Option Plan effective September 15, 1999 such report having been filed on July 25, 2000; (2) William O'Neill did not timely file a Form 4 reporting five sales transactions of shares of common stock effected in January 2000, such transactions having been reported on a Form 5 filed on May 15, 2000; and (3) Edward Lurier did not timely file a Form 5 reporting the April 1999 grant of an option for 10,000 shares of common stock under the Company's Non-Employee Directors' Stock Option Plan, such report having been filed on July 28, 2000.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ending March 31, 2000, 1999 and 1998, compensation awarded or paid to, or earned by the Named Executive
Officers:

                           SUMMARY COMPENSATION TABLE



                                                      ANNUAL                                 LONG-TERM
                                                   COMPENSATION             OTHER ANNUAL   COMPENSATION
                                                      SALARY      BONUS     COMPENSATION   AWARDS/OPTIONS
NAME AND PRINCIPAL POSITION                YEAR         ($)        ($)          ($)          (# SHARES)
---------------------------                ----         ---        ---          ---          ----------

Samuel J. Wohlstadter                      2000      $370,000        --           --              --
Chairman and Chief Executive Officer       1999      $370,000        --           --              --
                                           1998      $287,500     $100,000   $224,000(1)       100,000

Richard J. Massey, Ph.D.                   2000      $298,000        --      $ 15,234(2)          --
President and Chief Operating Officer      1999      $298,000        --      $ 15,188(3)          --
                                           1998      $239,500     $ 75,000   $ 66,928(4)        80,000

George V. Migausky                         2000      $209,000        --      $ 5,000(5)           --
Vice   President   and  Chief   Financial  1999      $209,000        --      $ 4,500(5)           --
Officer                                    1998      $176,000     $ 50,000   $ 7,135(6)         30,000

-------------------
(1)  Consists of note forgiveness for subscribed stock.

(2) Consists of annual lease value of Company provided automobile of $11,750 and 401(K) match of $3,484.

(3) Consists of annual lease value of Company-provided automobile of $11,750 and 401(K) match amount of $3,438.

(4) Consists of note forgiveness for subscribed stock of $54,000, annual lease value of Company-provided automobile of $11,750 and 401(K) match amount of $1,178.

(5)  Consists of 401(K) match amount.

(6) Consists of note forgiveness for subscribed stock of $2,400 and 401(K) match amount of $4,735.


STOCK OPTION GRANTS AND EXERCISES

     The Company has granted options to its executive officers under its 1985 Stock Option Plan (the "1985 Plan") and its 1994 Stock Option Plan ("1994 Plan"). The 1985 Plan has expired although options granted under that plan remain outstanding and exercisable.

OPTION GRANTS IN LAST FISCAL YEAR

     No stock options for shares of Common Stock were granted to the Named Executive Officers during the fiscal year ended March 31, 2000.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND STOCK OPTION VALUES AT MARCH 31, 2000

     The following table sets forth information related to options exercised by the Named Executive Officers during the fiscal year ending March 31, 2000 and the number and value of options held at year end.



                                                        NUMBER OF SECURITIES
                            SHARES                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                            ACQUIRED                          OPTIONS AT           IN-THE-MONEY OPTIONS AT
                            ON                              MARCH 31, 2000              MARCH 31, 2000
                            EXERCISE  VALUE REALIZED  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
NAME                          ($)         ($) (1)                (2)                        (3)
----                          ---         -------                ---                        ---
Samuel J. Wohlstadter          --           --             597,500/85,000          $11.3 million/$762,500
Richard J. Massey, Ph.D.       --           --             387,000/68,000          $7.2 million/$610,000
George V. Migausky           1,000        $27,400          148,500/42,500          $2.6 million/$381,250

-------------------
(1) Based on the Fair Market Value of the Company's Common Stock on the date of exercise (the closing price) minus the exercise price and multiplied by the number of shares acquired.

(2) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock on March 31, 2000.

(3) Based on the closing price of the Company's Common Stock on March 31, 2000 of $25.00 minus the exercise price.

                              CERTAIN TRANSACTIONS

     The Company's Bylaws provide that the Company will indemnify its directors and its officers, to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to these provisions, the Company has entered into indemnity agreements with each of its directors and executive officers and has obtained director and officer liability insurance in the amount of $20 million.

     In addition, the Company's Certificate of Incorporation provides that the Company's directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care as a director, except liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which a director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware law.

     In 1993, the Company entered into a license agreement with Organon Teknika. Robert Salsmans, the President and Chief Executive Officer of Organon Teknika, is one of the Company's directors. Under the terms of the license agreement, the Company receives royalty payments from Organon Teknika from its product sales that utilize the Company's intellectual property. During the year ended March 31, 2000 these royalty payments aggregated $456,000.

     During fiscal year 1995 the Company entered into agreements to develop and commercialize biomedical products utilizing advanced materials and a supply agreement with Hyperion Catalysis International ("Hyperion"). Messrs. Massey and Wohlstadter are directors of Hyperion. In addition, Mr. Wohlstadter beneficially owns more than 50% of the outstanding common stock of Hyperion. During the fiscal year ended March 31, 2000 the Company did not pay to, or receive from, Hyperion any amounts under these agreements. In addition, Hyperion has a service arrangement with the Company under which the Company provides certain administrative and other services at cost to Hyperion. Total amounts billed by, and reimbursed to, the Company under this arrangement for the year-ended March 31, 2000 was $261,000.

     Mr. Wohlstadter is the principal stockholder and Chief Executive Officer of Pro-Virus, Inc. ("Pro-Virus"), Proteinix Corporation ("Proteinix"), and Pro-Neuron, Inc. ("Pro-Neuron"). Pro-Virus, Proteinix and Pro-Neuron each has had a services arrangement with the Company since 1994, 1992 and 1986, respectively, under which the Company provides certain services. These services include accounting, human resources and other administrative services, as well as facility related costs and services. The total amounts billed by, and reimbursed to, the Company under this arrangement for the year ended March 31, 2000 was $1.8 million.

     During 1995, the Company established Meso Scale Diagnostics, LLC ("MSD"), a joint venture company formed for the development and commercialization of products utilizing a proprietary combination of multi-array technology together with ORIGEN and other technologies owned by IGEN. Since inception, MSD has been engaged in a research and development program based on multi-array diagnostic techniques and the ability to control and adapt surface chemistry reactions on a microscopic level. The process may generate thousands of reactions on a single surface with results presented on an array and read using electrochemiluminescence. Products based on these technologies would be used for multiparameter analysis for novel life science and clinical diagnostic applications. The multiple results would represent an advance in testing, enabling researchers and clinicians to analyze biological information rapidly and cost-effectively.

     The MSD joint venture was formed together with Meso Scale Technologies, LLC ("MST"), a technology-based company established by Jacob Wohlstadter, the son of Samuel J. Wohlstadter, IGEN's Chief Executive Officer. Nadine Wohlstadter, a member of MST, is the spouse of Samuel J. Wohlstadter. The joint venture is scheduled to expire in November 2000. The Company's initial capital commitments to MSD are $5 million over time, of which $740,000 has been funded through March 31, 2000. Upon completion of these initial capital commitments, the Company's ownership will equal 50% of MSD's voting equity. In addition, in the formation of the joint venture, the Company granted MSD a worldwide, perpetual license to ECL technology for use in the research program and related technologies. The license is royalty free as long as the Company holds voting equity in MSD and is exclusive subject to limited exceptions. In connection with the formation of joint venture, MSD transferred all non-diagnostic application of the ECL technology to MST. In addition, the Company agreed to fund the organizational and certain ongoing (non-research) expenses of MSD, as well as the patent and organizational costs of MST. Further, the Company has contributed the personnel, facilities, equipment and other resources necessary to permit MSD to conduct its research. In exchange for these resources, the Company receives non-voting ownership interests in MSD, which provide a preferred return of 5% per annum, repaid out of a portion of future MSD profits. For the years ended March 31, 2000, 1999 and 1998, the Company made total contributions to MSD of $4.5 million, $3.6 million and $2.6 million, respectively, with cumulative contributions to MSD aggregating $12.1 million through March 31, 2000. During the fiscal year ended March 31, 2000, Jacob Wohlstadter received $237,000 from his employment at MSD, which includes $31,900 paid by the Company for annual lease of automobile and apartment. Jacob Wohlstadter also has a consulting arrangement with IGEN under which he was granted, in May 1997, an option for 180,000 shares of IGEN common stock, at $6.00 per share, which was the fair market value on the date of grant. The option will expire on May 8, 2007 and as of July 24, 2000 was exercisable for a total of 171,000 shares. The Company has also agreed to indemnify Jacob Wohlstadter against certain liabilities, including liability from the joint venture.

     In connection with the exercise of employee stock options in July 2000, Samuel Wohlstadter, Chairman and CEO, received a loan from the Company. The loan is a 6.62% simple interest only, full recourse loan against all assets of Mr. Wohlstadter in the principal amount of $2,060,500 maturing in July 2008. The loan is collateralized by the pledge of 100,000 shares of the Company's common stock.

     In connection with the exercise of an employee stock option in July 2000, Richard Massey, President and COO, received a loan from the Company. The loan is a 6.62% simple interest only, full recourse loan against all assets of Mr. Massey in the principal amount of $1,649,000, maturing in July 2008. The loan is collateralized by the pledge of 80,000 shares of the Company's common stock owned by Dr. Massey.


     The Board also authorized the Company to provide additional loans to Mr. Wohlstadter and Dr. Massey in the prinicpal amounts of up to $2,962,275 and $1,937,500 respectively, to be used in connection with the exercise of options granted to each of them. The loans, if utilized by these individuals, would bear interest at fair market value rates, be full recource and be collateralized by the pledge of shares of the Company's common stock.


     Richard Cass, a director of the Company, is a partner with the law firm of Wilmer, Cutler & Pickering and is a member of that firm's Management Committee and co-chairman of its Corporate Practices Group. The Company has retained Wilmer Cutler & Pickering to perform legal services for each of the three prior fiscal years.

     During the fiscal year ended March 31, 2000, the Company paid Anthony Rees $24,000 for services as Chairman of the Company's Scientific Advisory Board. Compensation to Dr. Rees in that capacity ceased in June 2000 prior to his appointment as a director of the Company.

                        REPORT OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION(1)


     During the last fiscal year, the Compensation Committee of the Board of Directors, (the "Committee") was composed of two former directors, Messrs. Lurier and O'Neill, neither of whom has been an officer or employee of the Company. Effective July 14, 2000, the Compensation Committee is composed of Messrs. Salsmans and Sistermans both of whom are "non-employee directors" and "outside directors" as defined in the rules promulgated by the Securities and Exchange Commission and Section 162(m) of the Internal Revenue Code, respectively. The Committee is responsible for establishing the Company's compensation programs for executive officers.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options.

     BASE SALARY. The Committee periodically reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices, with emphasis on the latter. In general, the salaries and stock option awards of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead the Committee determines the salaries for executive officers based upon a review of salary surveys of other emerging health care companies subjectively selected by the Committee. To provide the Compensation Committee with more information for making compensation comparisons, IGEN utilizes published salary surveys for the life science industry and surveys a relevant group of health care companies that are publicly traded. This group includes diagnostic, biotechnology and medical technology companies with size and market capitalizations similar to that of the Company. Based upon such surveys, the executive officers' salaries are set in a range similar to other comparable health care companies.

     BONUS. The bonus program is a variable pay program for executive officers of the Company to earn additional annual compensation. The bonus award earned depends on the extent to which Company and individual performance objectives are achieved. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building shareholder value. For fiscal 2000, these objectives were: (i) effective implementation of the planned growth of the Company; (ii) continued advances toward project goals in research and development programs; (iii) expansion of technological capabilities; (iv) progress toward commercial goals in development programs; (v) progress in connection with attainment of collaborative relationships; and (vi) progress in certain financial and administrative activities. The Committee did not meet to review compensation during fiscal 2000 and, thus, did not award any bonuses during fiscal 2000.

---------------
 (1) The material in this report is not "soliciting material", is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

      OPTION PLANS. The Option Plans offered by the Company have been established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company.

     Periodic grants of stock options are generally made to all eligible employees, with additional grants being made to certain employees upon commencement of employment and occasionally following a significant change in job responsibilities, scope or title. Stock options granted generally have a five-year vesting schedule and expire ten years from the date of grant. The exercise price of options granted under the stock option plans is usually 100% of fair market value of the underlying stock on the date of grant.

     Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by a formula established by the Compensation Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options and the total number of stock options to be awarded. The Committee did not meet to review compensation during fiscal 2000 and, thus, no grants were made to Named Executive Officers in fiscal 2000.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee believes that stock options granted under the Company's 1994 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant should be treated as "performance-based compensation" and any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option is deductible by the Company.

CEO COMPENSATION.

     The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with other public health care companies as described above. In awarding stock options, the Committee considered the CEO's performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted. In awarding bonuses, the Committee considers the Company's achievement of the performance goals outlined above and the Committee's subjective evaluation of the CEO's performance. In fiscal 2000, the Committee did not meet and, therefore, did not award the CEO a bonus or grant him stock options. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee by necessity makes certain subjective evaluations. Compared to other health care companies surveyed by the Company, the CEO's salary is in the mid range and his bonus and stock options are in the low range. The Committee recognizes, however, that the CEO's overall equity ownership of the Company accumulated over a 15-year period is in the high range.

CONCLUSION

     Through the plans described above, a significant portion of the Company's compensation program and the CEO's and the other executive officers' compensation are contingent on Company performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation.

                                                        BOARD OF DIRECTORS

                                                        Richard W. Cass
                                                        Richard J. Massey
                                                        Anthony Rees
                                                        Robert R. Salsmans
                                                        Joop Sistermans
                                                        Samuel J. Wohlstadter

                      PERFORMANCE MEASUREMENT COMPARISON(1)

     The following chart shows the comparison of total cumulative return on an investment of $100 invested on March 31, 1995 in cash of (i) the Company's Common Stock, (ii) the Russell 2000 Index, (iii) the Chase H&Q Health Care Sector Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31, 2000:


              COMPARISON OF TOTAL CUMULATIVE RETURN ON INVESTMENT*

                                                CUMULATIVE TOTAL RETURN
                                       ---------------------------------------
                                       3/95   3/96   3/97   3/98   3/99   3/00

IGEN INTERNATIONAL, INC.               100    105    105    848    480    500
RUSSELL 2000                           100    127    148    211    165    187
CHASE H & Q HEALTHCARE                 100    155    150    206    228    286


-----------------
 (1) The material in this report is not "soliciting material", is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to present for action by the Stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                              STOCKHOLDER PROPOSALS

      Any proposals intended to be presented by any stockholder for action at the Company's 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company at 16020 Industrial Drive, Gaithersburg, Maryland 20877 not later than April 12, 2001 to be included in the proxy statement and proxy relating to the 2001 Annual Meeting or to be properly brought before the Company's 2001 Annual Meeting.


                             FORM 10-K AVAILABILITY

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended March 31, 2000 accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended March 31, 2000 on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Director, Corporate Communications, IGEN International, Inc., 16020 Industrial Drive, Gaithersburg, Maryland 20877.


                                          By Order of the Board of Directors


                                          George V. Migausky
                                          SECRETARY

July 31, 2000

                                   APPENDIX A

                            IGEN INTERNATIONAL, INC.
                             AUDIT COMMITTEE CHARTER


The Audit Committee of IGEN International, Inc. (the "Company") is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's external (and if applicable, internal) auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Chairman of the Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.
3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.
4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.
5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.
6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, or management.
7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.
8.   Approve the fees to be paid to the independent auditor.
9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.
10. Evaluate together with the Board, the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.
11. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.
12. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.
13. Obtain reports from management and its advisors that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

14. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.
15. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.
16. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.
17. Provide oversight for the Board with respect to related party transactions, including a review with the independent auditor of any new or ongoing related party transactions and to advise the Board with respect to the Company's policies and procedures regarding compliance with the related party transaction policy.
18. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws, regulations and corporate governance.
19. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.
20. Meet at least annually with the chief financial officer and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's policies and corporate governance.


Date Adopted:  April 6, 2000

                                  DETACH HERE


                                     PROXY

                           IGEN INTERNATIONAL, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 14, 2000

The undersigned hereby appoints Samuel J. Wohlstadter, Richard J. Massey and George V. Migausky, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of IGEN International, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of IGEN International, Inc. to be held at The Four Seasons Hotel, 2800 Pennsylvania Avenue, N.W., Washington, D.C. 20007 on Wednesday, September 14, 2000 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE

                                  DETACH HERE

/X/  Please mark
     votes as in
     this example.

     MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

     1. To elect two Class 1 directors for a three-year term and until their successors are elected, or until their prior resignation or removal.

        Nominee: (01) Robert Salsmans, (02) Anthony Rees

                  FOR                   WITHHELD
                /     /                  /    /


/  /_____________________     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT /  /
   FOR, EXCEPT WITHHELD
   FROM THE ABOVE NOMINEE

                                  Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

                                  Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature: ________________ Date: _______ Signature: _____________ Date: _______